Investors/Corporate: David S. Bassin, CFO inVentiv Health, Inc. (732) 537-4804 investor@inventivhealth.com	Media: Marcia Frederick inVentiv Health, Inc. (614) 543-6281 mfrederick@inventivhealth.com

inVentiv Health Reports Financial Results
for Second Quarter 2007

•	Second quarter revenues up 27% to $232 million; adjusted EPS of $0.43 (GAAP EPS of $0.22)
•	Re-confirming 2007 revenue guidance of $950 - $970 million and adjusted EPS guidance of $1.79 - $1.89 (corresponding to GAAP EPS of $1.45 - $1.55)
•	Subsequently completed strategic acquisitions of Chandler Chicco Agency and AWAC

See note (1) below for a discussion of non-GAAP financial information.

SOMERSET, NEW JERSEY, August 8, 2007 ― inVentiv Health, Inc. (NASDAQ: VTIV), a leading provider of commercialization services to the global pharmaceutical and life sciences industries, today announced financial results for the second quarter of 2007.

Second Quarter 2007 Results from Continuing Operations:

•
Total revenues increased 27% to $232.4 million for the second quarter of 2007, compared to $183.0 million for the second quarter of 2006. Net revenues increased 25% to $193.5 million compared to $154.7 million for the second quarter of 2006, and adjusted for the impact of acquisitions pro-forma organic net revenue growth for the quarter was 18% as compared to the same period last year.

•
Adjusted operating income was $25.8 million for the second quarter of 2007, compared to $21.9 million for the second quarter of 2006. GAAP operating income was $15.1 million for the second quarter of 2007 (including $8.2 million from additional receivables reserves excluded from the adjusted operating income), compared to $20.2 million for the second quarter of 2006.

•
Adjusted income from continuing operations was $13.7 million for the second quarter of 2007, compared to $11.2 million for the second quarter of 2006. GAAP income from continuing operations was $7.2 million for the second quarter of 2007, including $4.8 million from the aforementioned receivables reserve, compared to $19.9 million for the second quarter of 2006, including $9.1 million from tax benefits.

•
Adjusted diluted EPS was $0.43 for the second quarter of 2007, compared to $0.37 for the second quarter of 2006. GAAP diluted EPS was $0.22 for the second quarter of 2007 including $0.15 from the aforementioned receivable reserve, compared to $0.66 for the second quarter of 2006 including $0.30 from tax benefits.

Segment Results:

•
inVentiv Clinical reported record total revenues of $47.0 million during the second quarter of 2007, up 22% from $38.4 million during the second quarter of 2006, reflecting continued strong performance in clinical staffing and increased traction in functional outsourcing. Billable headcounts in clinical staffing continue to increase meaningfully, further strengthening inVentiv Clinical’s market position in an expanding clinical trials marketplace. In addition, inVentiv Clinical has recently won several new functional outsourcing relationships, including a major new win with a top-20 pharmaceutical company which has started to deploy during the quarter.

•
inVentiv Communications reported record total revenues of $85.7 million during the second quarter of 2007, up 33% from $64.5 million during the second quarter of 2006, reflecting continued strong performance and several new wins in both the agency and patient compliance businesses, as well as reflecting results from Ignite, Chamberlain and Addison Whitney. Following the end of the quarter, inVentiv also announced the acquisition of Chandler Chicco Agency (CCA), a leading global agency in the increasingly important area of pharmaceutical public relations.

•
inVentiv Commercial reported total revenues of $99.8 million during the second quarter of 2007, up 25% from $80.0 million during the second quarter of 2006. Second quarter results benefited from several new sales team and specialty offering wins and expansions including Novartis Pharma, Novartis Consumer, Quinnova, Leitner, Santarus, Mission, and another top-20 pharmaceutical client, which more than offset revenues that wound-down in the normal course during 2006. In addition, the novel ‘on-boarding’ program for a top-10 pharmaceutical client that inVentiv announced earlier this year has now ramped up.

Mr. Eran Broshy, Chairman and Chief Executive Officer of inVentiv Health, commented, “I am pleased with inVentiv’s continued strong revenue growth in the second quarter, reflecting our continued new win momentum and solid new business pipeline. While we are disappointed to take significant receivables reserves this quarter mainly in conjunction with a bankruptcy filing by one of our Commercial clients, we believe this is an atypical and highly unusual event and has no impact on inVentiv’s earnings going forward. Adjusted for this receivables reserves increase, inVentiv delivered another quarter of strong earnings.”

Mr. Broshy continued, “Over the last several months we added several important capabilities to our business, including Addison-Whitney, a leading global branding consultancy, Chandler Chicco Agency (CCA), the world's largest privately-held healthcare public relations firm, and AWAC, a leading provider of medical cost containment services to payors. inVentiv has built a strong and diversified business model, and these added capabilities further strengthen our value proposition to our clients and broaden our unique leadership position in the industry.”

2007 Guidance

At this time, inVentiv is re-confirming its recently updated 2007 revenue guidance of $950 - $970 million and 2007 adjusted earnings per share guidance of $1.79 - $1.89 (corresponding to GAAP earnings per share of $1.45- $1.55).

Adjusted figures for all periods exclude equity compensation expense, interest income or expense related to the Company’s interest rate hedge on its term loan facility, certain receivables reserves, and any non-recurring tax adjustments, as further detailed in Note 1.

Conference Call Information

Wednesday, August 8, 2007, 9:00 a.m. Eastern Time
Call in number: (800) 358-8448 (Domestic) or (706) 634-1367 (International)
Live and archived webcast: www.inventivhealth.com

A replay of the call will be available immediately following the call through August 15, 2007 at (800) 642-1687 or (706) 645-9291. The conference ID number for the replay is 7200339.

Further information regarding inVentiv Health’s historical and recent operational and financial performance can be found at www.inventivhealth.com/health/investorRelations/investorDesks.asp.

About inVentiv Health

inVentiv Health (NASDAQ: VTIV) is the leading provider of commercialization and complementary services to the healthcare industry globally. inVentiv delivers its customized clinical, sales, marketing and communications solutions through its three core business segments: inVentiv Clinical, inVentiv Communications and inVentiv Commercial. inVentiv Health's client roster is comprised of more than 250 leading pharmaceutical, biotech, life sciences and healthcare payor companies, including all top 20 global pharmaceutical manufacturers. For more information, visit www.inventivhealth.com.

(1)  USE OF NON-GAAP FINANCIAL MEASURES

This press release contains non-GAAP financial information which is intended to make the Company’s financial statements more directly comparable on a period-to-period basis. The objective is to enhance investors’ overall understanding of the Company’s past financial performance and its planning and forecasting of future periods. Table 3 below contains reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable GAAP financial measures. The non-GAAP financial information is related to the following four factors:

•
Compensation expense related to vested stock options and restricted stock: The Company adopted FAS 123(R) as of January 1, 2006 and commenced recording expense for vested stock options and restricted stock as of that date. Compensation expense of $2.5 million and $1.7 million has been adjusted for the second quarter of 2007 and 2006, respectively, to exclude expense related to vested stock options and restricted stock.

•
Interest income / expense related to the Company’s interest rate hedge of its term loan facility: In October 2005, the Company engaged in an interest rate hedge of its $175 million term loan facility, which the Company did not designate for hedge accounting until July 2006. In July 2006, the Company employed a hypothetical derivative model to assess ineffectiveness. For the three-months ended June 30, 2007 and 2006, the Company recorded $0.3 million of interest expense and $1.1 million of interest income, respectively, relating to the ineffectiveness of the hedge for each quarter. Interest expense has been adjusted to exclude these adjustments in their respective periods.

•
Receivable reserve: During the second quarter of 2007, the Company recorded additional reserves for receivables and other related expense of $8.2 million ($4.8 million net of taxes) mainly relating to a collections issue due to the bankruptcy of one of its Commercial clients. Historical write-offs have been minimal and the Company does not believe there is a significant risk that the circumstances giving rise to these additional reserves will recur in future periods.

•
Federal tax benefits related to state and local tax exposure: The Company recorded a tax benefit of $9.1 million in the second quarter of 2006, and none in the second quarter of 2007, related to the utilization of net operating losses of divested entities. In order to present the financial statements on a comparable period-to-period basis, tax expense was adjusted to exclude this benefit in the second quarter of 2006.

The Company believes that these non-GAAP financial measures are a more accurate basis for evaluating ongoing Company performance and planning and forecasting of future periods, and uses these non-GAAP financial measures internally for the foregoing purposes.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause inVentiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by inVentiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.

Table 1
inVentiv Health, Inc.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	For the Three-Months Ended		For the Six-Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net revenues	$193,455	$154,739	369,846	297,677
Reimbursable out-of-pockets	38,979	28,240	84,544	58,979
Total revenues	232,434	182,979	454,390	356,656

Operating expenses:
Cost of services	122,728	97,947	239,901	193,061
Reimbursed out-of-pocket expenses	40,146	29,913	85,801	59,606
Selling, general and administrative expenses	54,445	34,938	95,030	64,925
Total operating expenses	217,319	162,798	420,732	317,592

Operating income	15,115	20,181	33,658	39,064
Interest expense	(3,884)	(2,241)	(7,446)	(3,898)
Interest income	502	362	1,342	1,096
Income from continuing operations before income tax provision, minority interest in income of subsidiary and income (loss) from equity investments	11,733	18,302	27,554	36,262
Income tax (provision) benefit	(4,445)	1,748	(9,859)	(5,436)
Income from continuing operations before minority interest in income of subsidiary and income (loss) from equity investments	7,288	20,050	17,695	30,826
Minority interest in income of subsidiary	(234)	(352)	(489)	(676)
Income (loss) from equity investments	111	166	346	(144)
Income from continuing operations	7,165	19,864	17,552	30,006

Income from discontinued operations:
Gains on disposals of discontinued operations, net of taxes	92	1,115	175	1,221
Net income from discontinued operations	92	1,115	175	1,221

Net income	$7,257	$20,979	$17,727	$31,227

Earnings per share:
Continuing operations:
Basic	$0.23	$0.68	$0.57	$1.05
Diluted	$0.22	$0.66	$0.55	$1.01
Discontinued operations:
Basic	$0.00	$0.04	$0.00	$0.04
Diluted	$0.01	$0.03	$0.01	$0.04
Net income:
Basic	$0.23	$0.72	$0.57	$1.09
Diluted	$0.23	$0.69	$0.56	$1.05
Weighted average common shares outstanding:
Basic	31,336	29,188	30,874	28,696
Diluted	32,026	30,186	31,631	29,737

Table 2

inVentiv Health, Inc.
Selected Financial Data
($’s in 000’s)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Cash (1)	$41,643	$79,885
Accounts Receivable, Net	$110,807	$124,283
Unbilled Services	$91,070	$75,691
Total assets	$821,476	$771,054
Borrowings under line of credit	$20,000	--
Client Advances & Unearned Revenue	$56,713	$64,508
Working Capital (2)	$86,958	$86,684
Long-term debt (3)	$163,750	$164,584
Capital Lease Obligations (3)	$34,698	$33,508
Depreciation (4)	$8,508	$15,130
Amortization (4)	$3,901	$5,610
Days Sales Outstanding (5)	71	73

1)	Cash includes restricted cash of $0.2 million and $0.1 million at June 30, 2007 and December 31, 2006, respectively.

2)	Working Capital is defined as total current assets less total current liabilities.

3)	Liabilities are both current and noncurrent.

4)	Depreciation and amortization are reported on a year-to-date basis.

5)
Days Sales Outstanding is measured using the combined amounts of Accounts Receivable and Unbilled Services (excluding work-in-progress and amounts for companies acquired during the respective quarter) outstanding as of the Balance Sheet date, against Revenues for the trailing 3-month period then ended.

Table 3
inVentiv Health, Inc.
Non-GAAP Income Statement Reconciliation
For the Three Months Ended June 30, 2007 and 2006
(Unaudited)

Operating Income	Three-Months Ended June 30,
(in millions)	2007	2006
Operating income, as reported	$15.1	$20.2
Add: Share-based compensation arising from adoption of FAS 123R	2.5	1.7
Add: Receivable Reserve	8.2	--
Operating income, as adjusted	$25.8	$21.9

Income from Continuing Operations	Three-Months Ended June 30,
(in millions)	2007	2006
Income from continuing operations, as reported	$7.2	$19.9
Add: Share-based compensation arising from adoption of SFAS 123R, net of taxes	1.5	1.1
Add (Subtract): Derivative interest, net of taxes	0.2	(0.7)
Add: Receivable Reserve, net of taxes	4.8	--
Deduct: Tax benefit	--	(9.1)
Income from continuing operations, as adjusted	$13.7	$11.2

Earnings per Share	Three-Months Ended June 30,
	2007	2006
Diluted earnings per share from continuing operations, as reported	$0.22	$0.66
Add: Share-based compensation arising from adoption of SFAS 123R, net of taxes	0.05	0.03
Add (Subtract): Derivative interest, net of taxes	0.01	(0.02)
Add: Receivable Reserve, net of taxes	0.15	--
Deduct: Tax benefit	--	(0.30)
Diluted earnings per share from continuing operations, as adjusted	$0.43	$0.37

2007 Guidance	2007 Guidance

Diluted earnings per share from continuing operations	$1.45-$1.55
Add: Share-based compensation arising from adoption of SFAS 123R, net of taxes	0.20
Add: Derivative interest, net of taxes	0.02
Add: Receivable Reserve, net of tax	0.15
Deduct: Tax benefit	(0.03)
Diluted earnings per share from continuing operations, as adjusted	$1.79-$1.89

Proforma Growth Rate on a Net Revenue Basis
Q207 vs Q206
Growth rate, as reported	25%
Less: Acquisition Growth Rate	(7%)
Growth rate, proforma	18%